FOR IMMEDIATE RELEASE                       Investor Contact:   Jacque Underdown
                                                                (831) 761-4741

      Granite Construction Incorporated Reports Third Quarter 2007 Results

    WATSONVILLE, California, (October 24, 2007) -- Granite Construction Incorporated (NYSE: GVA) today reported financial results for the third quarter ended September 30, 2007. The Company reported net income for the quarter of $53.3 million, or $1.28 per diluted share. This compares with net income of $45.7 million, or $1.10 per diluted share for the same period last year.

    "Granite delivered another strong quarter," Granite President and Chief Executive Officer William G. Dorey said. "Overall, operating income increased $27.4 million quarter over quarter in spite of a challenging competitive bidding environment in the West. In the quarter, our Granite West business was able to capitalize on its healthy backlog of work and deliver impressive gross margins while Granite East posted another consecutive quarter of improved performance."

    Operating Results -- Quarter and Year-To-Date
    For the third quarter of 2007, total revenue decreased 10% to $846.3 million compared with $941.7 million a year ago. Total gross profit as a percent of revenue increased to 16.1% compared with 11.2% for the same period last year. Operating income increased to $76.0 million compared with $48.6 million for the third quarter of 2006.

    For the nine-month period ended September 30, 2007, revenue totaled $2.1 billion compared with $2.2 billion for the same period last year. Total gross profit as a percent of revenue increased to 14.8% compared with 10.6% last year. Operating income increased to $137.2 million compared with $93.0 million for the same period in 2006.

    Total Company backlog at September 30, 2007 was $2.3 billion compared with $2.1 billion a year ago. New awards for the third quarter 2007 included a $59.6 million portion of a $138.0 million highway reconstruction project in California and $43.9 million highway project also in California. General and Administrative expenses for the quarter totaled $63.7 million or 7.5% of revenue compared with $58.6 million or 6.2% of revenue in 2006. The $5.1 million increase is due primarily to the recent acquisition in the Pacific Northwest.

    Results by Segment
    Granite East revenue for the quarter decreased 30% to $182.6 million compared with $259.6 million for the same period last year. Granite East backlog increased 40% to $1.4 billion compared with $1.0 billion last year. Gross margin as a percent of revenue was 1.1% compared with a negative 10.4% in the prior period. The operating loss for Granite East in the quarter was $3.2 million compared with an operating loss of $35.2 million for the same period in 2006, reflecting improved performance from its current backlog of work compared with a year ago.

    For the nine-month period ended September 30, 2007, Granite East revenue totaled $585.3 million compared with $788.5 million for the same period last year. Gross margin as a percent of revenue for the nine months ended September 30, 2007 was 1.4% compared with a negative 5.2% last year. Operating loss for Granite East totaled $13.4 million for the nine-month period compared with an operating loss of $66.2 million for the same period in 2006.

    Granite West revenue for the quarter totaled $642.4 million compared with $681.2 million for the same period in 2007. Backlog for Granite West decreased 15.2% to $950.8 million compared with $1.1 billion a year ago, reflecting the current competitive marketplace in the West. Gross profit as a percent of revenue was flat for the quarter at 19.4%. Granite West operating income decreased $15.0 million for the quarter to $89.8 million compared with $104.8 million for the third quarter last year.

    For the nine-month period ended September 30, 2007 Granite West revenue totaled $1.5 billion compared with $1.4 billion for the same period last year. Gross profit as a percent of revenue for the nine months ended September 30, 2007 increased to 19.3% compared with 18.4% last year. Operating income for Granite West slightly increased to $186.5 million for the same period compared with $185.2 million in 2006.

    Granite Land Company revenue for the quarter increased $20.3 million to $21.2 million compared with $0.9 million for the same period last year. Operating income for Granite Land Company increased to $8.2 million (including our minority partner's share of approximately $4.5 million) compared with an operating loss of $0.3 million in the third quarter of 2006 reflecting the sale of three development projects in the quarter.

    Outlook
    "Our outlook for the remainder of the year is positive. Granite West is on track to have another great year and Granite East will show significant improvement over 2006. For the total Company, we are currently expecting 2007 earnings per share in the range of $2.55 - $2.75. As always, our ability to achieve these forecasted results is contingent on a number of factors, including the amount of work we are able to complete in the fourth quarter, which can vary significantly due to the onset of winter weather conditions."

    "Our longer term outlook is also positive, driven by both a record level of public transportation funding in California, the Company's largest revenue-producing state, as well as improving results from our large projects business. Demand for our construction materials is also expected to remain healthy over the long term. We foresee bidding opportunities for large projects to continue to be robust, which will help support our strategy in Granite East of bidding new work selectively with considerably higher levels of profitability," Dorey said.

    Share Repurchase Program
    Granite is issuing a separate news release today announcing that its Board of Directors has authorized the repurchase of up to $200.0 million of common stock in addition to a 30% increase in the quarterly dividend.

    Financial Results
    The 2007 and 2006 financial information in this announcement reflects the Company's organizational and strategic realignment and are preliminary subject to completion of the quarterly review. The final quarterly financial results will appear in Granite's Form 10-Q, which will be filed on or before November 9, 2007.

    Conference Call
    Granite will conduct a conference call tomorrow, October 25, 2007, at 11:00 a.m. ET/ 8:00 a.m. PT to discuss the results for the quarter. Access to a live audio webcast is available at http://www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 864-2735 in the U.S. and Canada and (706) 634-7039 for international listeners. The conference ID for the call is 20484318. The conference call will be recorded and available for replay from approximately two hours after the live call through November 8, 2007 by calling
(800) 642-1687 or (706) 645-9291. The conference ID for the recording is 20484318.

                        GRANITE CONSTRUCTION INCORPORATED
                          COMPARATIVE FINANCIAL SUMMARY
                (Unaudited - In Thousands, Except Per Share Data)


                               Three Months Ended                                    Nine Months Ended
                              September 30,               Variance                     September 30,             Variance
                           2007          2006       Amount       Percent            2007         2006      Amount         Percent
    Revenue
      Construction        $701,622     $807,384   $(105,762)       (13.1)        $1,778,638   $1,911,529   $(132,891)       (7.0)
      Material sales      $123,453     $133,375     $(9,922)        (7.4)          $289,655     $303,556    $(13,901)       (4.6)
      Real estate          $21,238         $913      $20,325         ****           $36,556      $34,592      $1,964         5.7
        Total revenue     $846,313     $941,672    $(95,359)       (10.1)        $2,104,849   $2,249,677   $(144,828)       (6.4)

    Cost of revenue
      Construction        $601,880     $736,839     $134,959         18.3        $1,543,960   $1,762,217    $218,257        12.4
      Material sales       $96,130      $98,459       $2,329          2.4          $229,116     $230,906      $1,790         0.8
      Real estate          $11,666         $442    $(11,224)         ****           $19,466      $17,277     $(2,189)      (12.7)
        Total cost
         of revenue       $709,676     $835,740     $126,064         15.1        $1,792,542   $2,010,400    $217,858        10.8

    Gross profit          $136,637     $105,932      $30,705         29.0          $312,307     $239,277     $73,030        30.5
      Gross profit
       as a percent of
       revenue               16.1%        11.2%         4.9%            -             14.8%        10.6%        4.2%           -
    General and
     administrative
     expenses              $63,666      $58,560      $(5,106)        (8.7)         $183,133     $155,751    $(27,382)      (17.6)
      G&A expenses as
       a percent of
       revenue                7.5%         6.2%        (1.3%)           -              8.7%         6.9%       (1.8%)          -
    Gain on sales of
     property and
     equipment              $2,994       $1,230       $1,764         ****            $8,053       $9,517     $(1,464)      (15.4)
    Other income
     (expense)
      Interest income       $7,514       $7,055         $459          6.5           $20,796      $16,732      $4,064        24.3
      Interest expense     $(1,884)     $(1,319)       $(565)       (42.8)          $(4,998)     $(4,105)      $(893)      (21.8)
      Equity in income
       of affiliates        $4,037         $770       $3,267         ****            $4,359       $1,521      $2,838        ****
      Other, net             $(391)         $(8)       $(383)        ****           $(1,057)      $2,700     $(3,757)       ****
        Total other
         income             $9,276       $6,498       $2,778         42.8           $19,100      $16,848      $2,252        13.4

    Income before
     provision for income
     taxes and minority
     interest              $85,241      $55,100      $30,141         54.7          $156,327     $109,891     $46,436        42.3
    Minority interest      $(6,504)     $13,421     $(19,925)        ****          $(13,750)      $6,769    $(20,519)       ****
    Net income             $53,300      $45,725       $7,575         16.6           $94,897      $77,592     $17,305        22.3

    Net income per share:
      Basic                  $1.30        $1.12        $0.18         16.1             $2.31        $1.90       $0.41        21.6
      Diluted                $1.28        $1.10        $0.18         16.4             $2.28        $1.87       $0.41        21.9

    Weighted average shares of common stock:
      Basic                 41,106       40,923          183          0.4            41,065       40,853         212         0.5
      Diluted               41,640       41,546           94          0.2            41,587       41,434         153         0.4

                        GRANITE CONSTRUCTION INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
           (Unaudited - In thousands, except share and per share data)

                                               September 30,      December 31,
                                                   2007               2006

                                     Assets

    Current assets
       Cash and cash equivalents                 $265,605           $204,893
       Short-term marketable securities           106,675            141,037
       Accounts receivable, net                   536,519            492,229
       Costs and estimated earnings in
        excess of billings                         24,489             15,797
       Inventories                                 50,438             41,529
       Real estate held for sale                   57,296             55,888
       Deferred income taxes                       36,041             36,776
       Equity in construction joint
        ventures                                   36,851             31,912
       Other current assets                        43,370             63,144

           Total current assets                 1,157,284          1,083,205

    Property and equipment, net                   487,000            429,966

    Long-term marketable securities                61,308             48,948

    Investment in affiliates                       23,256             21,471

    Other assets                                   78,119             49,248

                 Total assets                  $1,806,967         $1,632,838


                      Liabilities and Shareholders' Equity

    Current liabilities
       Current maturities of long-term debt       $26,589           $28,660
       Accounts payable                           261,379           257,612
       Billings in excess of costs and
        estimated earnings                        274,209           287,843
       Accrued expenses and other current
        liabilities                               209,894           189,328

           Total current liabilities              772,071           763,443

    Long-term debt                                140,410            78,576

    Other long-term liabilities                    65,111            58,419

    Deferred income taxes                          19,788            22,324

    Minority interest in consolidated
     subsidiaries                                  28,148            15,532

    Shareholders' equity
       Preferred stock, $0.01 par value,
        authorized 3,000,000 shares;
        none outstanding                                -                 -
       Common stock, $0.01 par value,
        authorized 150,000,000 shares;
        issued and outstanding
        41,916,706 shares in
        2007 and 41,833,559 shares in
        2006                                          419               418
       Additional paid-in capital                  82,678            78,620
       Retained earnings                          694,557           612,875
       Accumulated other comprehensive
        income                                      3,785             2,631

           Total shareholders' equity             781,439           694,544

                 Total liabilities and
                  shareholders' equity         $1,806,967        $1,632,838


                                               September 30,      December 31,
    Financial Position                             2007               2006

       Working capital                           $385,213          $319,762
       Current ratio                                 1.50              1.42
       Debt to total capitalization                  0.18              0.13
       Total liabilities to equity ratio             1.31              1.35

                         GRANITE CONSTRUCTION INCORPORATED
                            REVENUE AND BACKLOG ANALYSIS
                         (Unaudited - Dollars In Thousands)

                                BY MARKET SECTOR

                                                 Revenue                                           Backlog

                           Three Months Ended September 30,    Variance                September 30,               Variance
                                 2007          2006         Amount   Percent         2007          2006         Amount  Percent
      Public Sector            $578,356      $635,010     $(56,654)   (8.9)      $2,169,060     $1,872,944     $296,116   15.8
      Private Sector            123,266       172,374      (49,108)  (28.5)         167,461        247,116      (79,655) (32.2)
      Aggregate Sales           123,453       133,375       (9,922)   (7.4)            ****           ****         ****   ****
      Real Estate                21,238           913       20,325    ****             ****           ****         ****   ****
                               $846,313      $941,672     $(95,359)  (10.1)      $2,336,521     $2,120,060     $216,461   10.2


                               BY GEOGRAPHIC AREA


                                               Revenue                                               Backlog

                              Three Months Ended
                                 September 30,                Variance                 September 30,               Variance
                                2007      2006             Amount  Percent           2007        2006          Amount    Percent
      California             $334,854   $407,047         $(72,193)  (17.7)         $455,014    $610,308      $(155,294)  (25.4)
      West (Excl. CA)         325,392    310,737           14,655     4.7           518,755     609,422        (90,667)  (14.9)
      Midwest                  29,620     13,596           16,024    ****           350,496       3,805        346,691    ****
      Northeast                52,542     73,519          (20,977)  (28.5)          166,453     243,968        (77,515)  (31.8)
      Southeast                65,371     77,813          (12,442)  (16.0)          679,635     399,096        280,539    70.3
      South                    38,534     58,960          (20,426)  (34.6)          166,168     253,461        (87,293)  (34.4)
                             $846,313   $941,672         $(95,359)  (10.1)       $2,336,521  $2,120,060       $216,461    10.2


     **** Represents percentages greater than 100%

    About Granite
    Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000. Granite Construction Company, a wholly owned subsidiary, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public and private sector clients through its offices and subsidiaries nationwide. For the 4th straight year, Granite was named to FORTUNE'S List of 100 Best Companies to Work For. For more information about Granite, please visit their website at http://www.graniteconstruction.com.

    Forward-Looking Statements
    This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represents our management's beliefs and assumptions concerning future events such as statements related to the existence of bidding opportunities and economic conditions on the Company's future results. Additionally, forward-looking statements include statements that can be identified by the use of forward-looking terminology such as "believes," "expects," "appears," "may," "will," "should," "look for," or "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy. All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events, as well as the timing thereof, to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. You should also understand that many important factors in addition to those discussed, referred to or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. In light of these risks and uncertainties, it is important to be aware that the forward-looking events discussed in this release may not occur. We undertake no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company's expectations.

    Granite is today issuing a separate news release announcing a new share repurchase program and increased quarterly dividend and investors are advised to read that separate release with respect to those matters.

    For further information regarding risks and uncertainties associated with Granite's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Risk Factors" sections of Granite's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite's investor relations department at (831) 724-1011 or at Granite's website at http://www.graniteconstruction.com.